UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37584	26-0344657
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10026 West San Juan Way Littleton, CO	80127
(Address of principal executive offices)	(Zip Code)

(303) 973-9311
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☒     Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐      If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act

Item 5.02                                           Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Scott Scheirman as President and Chief Executive Officer

On September 25, 2017, the Board of Directors (the “Board”) of CPI Card Group Inc. (the “Company”) appointed Scott Scheirman, a current director of the Company, as President and Chief Executive Officer of the Company, effective October 5, 2017.  Mr. Scheirman will continue to serve on the Board.  Mr. Scheirman will succeed Steve Montross, who will be ending his service as Chief Executive Officer on October 4, 2017 in connection with his previously announced retirement.

Mr. Scheirman, 54, has served as a member of the Company’s Board since October 2016. Mr. Scheirman has served as the Chief Executive Officer and a co-founder of JKL Ventures LLC, a private investment and strategic advisory firm since February 2014. Prior to JKL Ventures LLC, Mr. Scheirman served as the Executive Vice President and Chief Financial Officer of Western Union (NYSE:WU) from September 2006 to December 2013. Prior to joining Western Union, Mr. Scheirman held a variety of executive leadership and financial officer roles at First Data Corporation (NYSE:FDC), and began his career at Ernst & Young LLP. Mr. Scheirman holds a Bachelor of Science degree in Business Administration with an emphasis in Accounting from the University of Northern Colorado.

Mr. Scheirman does not have any family relationship with any director or executive officer, or any person nominated to be a director or executive officer of the Company. There is no transaction between Mr. Scheirman and the Company that would require disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Scheirman’s appointment, on and effective September 25, 2017, the Company entered into an employment and non-competition agreement with Mr. Scheirman (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Scheirman will receive an initial annual base salary of $575,000 and will be eligible for a target annual bonus equal to 100% of his base salary, based on the achievement of both Company and individual performance metrics. For the period from September 25, 2017 through December 31, 2017, Mr. Scheirman will receive an annual bonus equal to 100% of his base salary for that period, and for calendar year 2018, he will receive an annual bonus of no less than 80% of his base salary. Mr. Scheirman also received the Option Award (as defined and described in additional detail below) and will be eligible to receive, starting in 2019, long-term incentive awards either with a value not less than two times Mr. Scheirman’s annual base salary or with respect to not less than 500,000 shares of the Company’s common stock, depending on the assessment by the Compensation Committee of the Board (the “Committee”) of the Company’s stock performance and valuation at the time that such awards are being made. Pursuant to the Employment Agreement, the Company will reimburse Mr. Scheirman for (a) his out-of-pocket living expenses for hotels and meals in the Littleton, Colorado area for the period from September 25, 2017 through December 31, 2017 and (b) up to $15,000 in reasonable attorneys’ fees incurred by him in connection with the negotiation thereof.

As provided in the Employment Agreement and concurrently with the commencement of his employment with the Company, Mr. Scheirman received an option to purchase 1,400,000 shares of the Company’s common stock, with an exercise price equal to $1.05 per share (the “Option Award”), pursuant to the CPI Card Group Inc. Omnibus Incentive Plan (the “Plan”) and an option award agreement thereunder (the “Option Agreement”). The Option Award generally will vest in approximately equal annual installments on each of the first three anniversaries of the grant date. The portion of the Option Award with respect to 619,467 shares is contingent upon the receipt of approval of the Company’s stockholders of an amendment and restatement of the Plan to, among other things, increase the number of shares available for issuance thereunder, as described in further detail below.

In the event of a termination of his employment with the Company due to his death or disability, by the Company without cause or by Mr. Scheirman for good reason, subject to his execution and delivery of a release of claims, Mr. Scheirman will receive (i) severance payments equal to 1.5 times the sum of Mr. Scheirman’s annual base salary and target bonus for the year of the termination, (ii) a bonus payment for the year of the termination, based on the Company’s actual performance, (iii) reimbursement for the cost of continuation coverage under the Company’s health and welfare plans and (iv) six months of outplacement services. In addition, Mr. Scheirman will receive vesting of any equity awards that would have vested in the year following Mr. Scheirman’s termination of employment, and in the event his employment terminates for any reason other than death, disability, his retirement or for cause, he will be able to exercise any then-vested portion of the Option Award for up to three years after his termination. If Mr. Scheirman’s termination occurs within 24 months following a change in control of the Company, then Mr. Scheirman will instead receive severance payments equal to two times the sum of Mr. Scheirman’s annual base salary and target bonus for the year of the termination, and his outstanding equity awards will vest in full.

Mr. Scheirman will be subject to certain non-competition and non-solicitation covenants for 18 months following the termination of his employment with the Company for any reason.

The foregoing summaries of the Employment Agreement and the Option Agreement are qualified in their entirety by reference to, respectively, the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Option Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

On September 27, 2017, the Company issued a press release announcing Mr. Scheirman’s appointment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Adoption of CPI Card Group. Inc. Omnibus Incentive Plan, as Amended and Restated

On September 25, 2017, the Board approved, subject to stockholder approval, an amendment and restatement of the Plan. The amendment and restatement of the Plan provides for, among other things, (i) an increase in the number of shares of the Company’s common stock authorized for issuance thereunder of 2,000,000 shares, (ii) an extension of the term of the Plan for 10 years from the date of the Board’s approval, through September 25, 2027, (iii) an increased annual per-participant limit of 1,500,000 shares for awards under the Plan subject to options and stock appreciation rights, and (iv) a reiteration of the performance criteria that may be used for performance-based awards under the Plan, so that such criteria can be approved by stockholders for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. On September 25, 2017, the Company’s stockholders approved the Plan, as amended and restated, by written consent (the “Stockholder Approval”), and the Plan will become effective on the 20th calendar day after the Company files with the Securities and Exchange Commission and furnishes to the Company’s stockholders a definitive Schedule 14C Information Statement.

The foregoing summary of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Retention Options and Retention Cash Bonuses

On September 25, 2017, in connection with the Company’s appointment of Mr. Scheirman as its new President and Chief Executive Officer, the Committee approved retention stock option awards under the Plan (the “Retention Option Awards”) and certain cash retention bonuses (the “Retention Bonuses”) to the Company’s executive officers and other employees, including Retention Bonuses and Retention Option Awards to the Company’s principal financial officer and named executive officer as follows:

Name	Retention Option Awards (#)	Retention Bonuses ($)
Lillian Etzkorn	125,000	$122,385
Jason Bohrer	125,000	$91,043

The Retention Option Awards are being made in lieu of the regular cycle of Plan awards that the

Company would otherwise have made in the first quarter of 2018 in order to enhance employee retention efforts. The Retention Bonuses and Retention Option Awards generally are intended to help align more closely the interests of the Company’s leadership team with the interests of the Company’s stockholders.

The Retention Option Awards have an exercise price equal to $1.05 per share and generally vest in approximately equal annual installments on each of the first three anniversaries of the grant date. The Retention Bonuses will be paid 50% on or about December 1, 2017 and 50% on or about March 31, 2018; provided, that if a recipient gives notice to the Company of a resignation prior to March 31, 2018, all Retention Bonus amounts will be forfeited.

A portion of the Retention Option Awards made to Ms. Etzkorn and Mr. Bohrer, with respect to 55,310 shares each, is contingent upon the receipt of the Stockholder Approval.

Item 9.01          Financial Statements and Exhibits.

(d)                 Exhibits:

Exhibit No.	Description
10.1	Employment and Non-Competition Agreement, dated September 25, 2017, by and between CPI Card Group Inc. and Scott Scheirman.
10.2	Nonqualified Stock Option Agreement under the CPI Card Group Inc. Omnibus Incentive Plan, dated September 25, 2017, by and between CPI Card Group Inc. and Scott Scheirman.
10.3	CPI Card Group Inc. Omnibus Incentive Plan, as amended and restated effective September 25, 2017.
99.1	Press Release, dated September 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: September 29, 2017	By:	/s/ Lillian Etzkorn
	Name:	Lillian Etzkorn
	Title:	Chief Financial Officer